Exhibit 99.1
YETI Reports Second Quarter 2026 Results
Net Sales Increase 9%
Raises Full Year 2026 EPS Outlook
Returns $130 Million to Shareholders Through Share Repurchases
Announces Investor Day on September 17, 2026 in Austin, Texas

Austin, Texas, August 13, 2026 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended July 4, 2026.

Second Quarter 2026 Highlights
•Sales increased 9%, led by 16% growth in Coolers & Equipment and 19% international growth, reflecting strong consumer demand across categories, regions, and channels
•Gross margin increased 890 basis points, including 110 basis points of favorable operational drivers and 780 basis points net tariff benefit
•Adjusted gross margin increased 170 basis points, including 110 basis points of favorable operational drivers and 60 basis points net tariff benefit
•EPS increased 54% to $0.94 and Adjusted EPS increased 2% to $0.67
•Repurchased 2.8 million shares for $130 million
•YETI will host an Investor Day on September 17, 2026, in Austin, Texas, where management will provide an update on the business and discuss its long-term strategic plan

Update on 2026 Outlook
•Maintains 2026 sales growth of 7% to 8%
•Increases 2026 adjusted operating income margin to 14.9%, up from 14.6% previously
•Raises 2026 adjusted EPS to $2.94 to $3.00, reflecting 19% to 21% growth, up from $2.83 to $2.89 or 14% to 17% growth previously

Matt Reintjes, Chair of the Board and Chief Executive Officer, commented, “YETI delivered a strong second quarter, with 9% top-line growth, and stronger-than-expected profitability. We also completed $130 million in share repurchases, reflecting the durability of our business model and the cash-generating strength of our operating platform. Our results demonstrate broad-based execution across categories, channels, and geographies, powered by the YETI brand and the expanding reach of our product portfolio. The work we’ve done over the past several years to build a more diversified, more balanced, and more repeatable growth company is showing up in the quality and consistency of our results.”

Mr. Reintjes continued, “What stood out in the quarter was the strength of brand momentum and innovation across our product platforms. Our FOUR Letters brand campaign deepened awareness and expanded the brand’s reach to new audiences, while our community activations reinforced our localized approach to building consumer engagement and trust. In an uneven consumer environment, demand across our product platforms remained strong, driven by the durability, design, and performance that differentiate YETI. We also saw continued progress across our omni-channel model, including strong wholesale sell-through, healthy DTC demand and improving trends in Corporate Sales. As expected, International reaccelerated in the quarter, as we continue unlocking a compelling long-term growth opportunity, with Europe, Asia, Australia and New Zealand validating that our brand can travel and our product platforms can translate across markets.”

Second Quarter 2026 Results

Sales increased 9% to $483.9 million, reflecting strong consumer demand across channels, accelerating growth in Coolers & Equipment, and continued momentum across international regions.

Sales by Channel
•Wholesale channel sales increased 10% to $218.0 million, driven by strong growth across the US and our international regions, reflecting healthy consumer demand.
•Direct-to-consumer (“DTC”) channel sales increased 7% to $265.9 million, primarily due to robust performance in our Amazon Marketplace business as well as growth in YETI websites and YETI retail stores.

Sales by Category
•Coolers & Equipment sales increased 16% to $232.4 million, primarily driven by strong performance in bags, soft coolers, cases & storage, and outdoor living, reflecting continued strength across core and expanded categories.
•Drinkware sales increased 2% to $241.4 million, primarily driven by international growth and supported by continued innovation in our Drinkware product portfolio.
Sales by Region
•US sales increased 6% to $391.0 million, primarily driven by growth in Coolers & Equipment, reflecting strong consumer demand trends. Demand was robust in the wholesale channel as well as Amazon Marketplace and YETI retail.
•International sales increased 19% to $92.9 million, reflecting strong growth in Europe and Australia, as well as growth in Canada and Japan. Performance was driven by strong growth across our key channels, reflecting increased brand awareness across key markets.

Gross profit increased 25% to $322.5 million. Gross margin increased 890 basis points to 66.7% including 110 basis points of favorable operational drivers as well as 780 basis points net tariff benefit. Operational drivers that favorably impacted gross margins by 110 basis points included continued pricing discipline, product cost management and other factors. The net tariff benefit consisted of IEEPA tariff refunds, of amounts expensed in 2025 and 2026, recorded as a reduction of cost of goods sold during the quarter, which favorably impacted gross profit by $42.6 million, and gross margin by 890 basis points. This benefit was partially offset by a 110 basis point unfavorable impact on gross margins from higher year-over-year tariff costs incurred during the quarter.

Adjusted gross profit increased 12% to $288.1 million. Adjusted gross margin increased 170 basis points to 59.5% including 110 basis points of favorable operational drivers and 60 basis point net tariff benefit. Operational drivers that favorably impacted gross margins included continued pricing discipline, product cost management and other factors. The net tariff benefit of 60 basis points consisted of IEEPA tariff refunds of amounts expensed in 2026, recorded as a reduction of cost of goods sold during the quarter, which favorably impacted adjusted gross profit by $8.2 million and adjusted gross margin by 170 basis points. This benefit was partially offset by a 110 basis point unfavorable impact on adjusted gross margin from higher year-over-year tariff costs incurred during the quarter. The IEEPA tariff refunds related to tariffs expensed in 2025 are excluded from adjusted gross profit and adjusted gross margin.

Selling, general, and administrative (“SG&A”) expenses increased 17% to $229.0 million. As a percentage of sales, SG&A expenses increased 340 basis points to 47.3%. This increase was primarily driven by a shift in the timing of our brand campaign into the second quarter relative to last year’s fourth quarter brand campaign, inflationary pressure in distribution and fulfillment costs, higher incentive compensation expense, and investments in headcount to support our international expansion, partially offset by lower non-cash stock-based compensation.

Adjusted SG&A expenses increased 19% to $219.9 million. As a percentage of sales, adjusted SG&A expenses increased 410 basis points to 45.4%. This increase was primarily driven by a shift in the timing of our brand campaign into the second quarter relative to last year’s fourth quarter brand campaign, inflationary pressure in distribution and fulfillment costs, higher incentive compensation expense, and investments in headcount to support our international expansion.

Operating income increased 51% to $93.5 million, or 19.3% of sales.

Adjusted operating income decreased 7% to $68.2 million, or 14.1% of sales.

Net income increased 39% to $71.3 million, or 14.7% of sales. Net income per diluted share increased 54% to $0.94, including an approximately $0.40 net tariff benefit. The net tariff benefit consisted of a $0.45 benefit from IEEPA tariff refunds related to tariffs expensed in 2025 and 2026, partially offset by a $0.05 unfavorable impact from higher year-over-year tariffs incurred during the quarter.

Adjusted net income decreased 8% to $50.7 million, or 10.5% of sales. Adjusted net income per diluted share increased 2% to $0.67, including an approximately $0.03 net tariff benefit. The net tariff benefit consisted of a $0.08 benefit from IEEPA tariff refunds related to tariffs expensed in 2026, partially offset by a $0.05 unfavorable impact from higher year-over-year tariffs incurred during the quarter.

Balance Sheet and Liquidity Review

We continued to maintain a strong liquidity position with cash of $59.8 million, $101.7 million of total debt, excluding finance leases and unamortized deferred financing fees, and $270 million of available capacity under our $300 million Revolving Credit Facility as of the end of the second quarter of 2026.

Inventory increased 5% to $359.1 million.

Capital Allocation Update

We continue to expect strong free cash flow generation and remain committed to investing in our business to drive sustainable growth and enhance long-term stockholder value, including through share repurchases.

Pursuant to our existing $500 million share repurchase authorization, in the second quarter of 2026, we repurchased 2.8 million shares for $130.0 million. As of July 4, 2026, approximately $370.0 million remained available for repurchases under our share repurchase program.

IEEPA Tariff Refunds Update

During the second quarter of 2026, we concluded that recovery of tariffs under the International Emergency Economic Powers Act (“IEEPA”) was probable. The total net benefit of the IEEPA tariff refund was $45.6 million for the second quarter of 2026, consisting of a $42.6 million net benefit recognized as a reduction of cost of goods sold and $2.9 million of interest income. Of this amount, our non-GAAP results exclude $34.4 million related to the 2025 net tariff impact and $2.9 million of interest income, resulting in a net EPS benefit of $0.08 during the second quarter of 2026.

Updated Fiscal 2026 Outlook

Mr. Reintjes concluded, “As we look ahead, we remain focused on the strategic priorities driving YETI’s long-term opportunity: strengthening the brand, expanding core categories and proven adjacencies, scaling internationally, and building the operating capabilities behind the business. We are investing in innovation, supply chain flexibility, digital capabilities, customization, and market-by-market execution — all with the goal of delivering durable growth and sustained value creation. The second quarter reinforced our confidence in the trajectory ahead. YETI is a stronger, broader, and more global company, and we remain confident in our ability to drive long-term growth and profitability, unlocking the full global potential of YETI and driving significant shareholder value.”

YETI has updated its Fiscal 2026 Outlook. This improvement reflects strong year-to-date sales results, strength in gross margins, as well as the timing of share repurchases, partially offset by continued growth investments and incremental inflationary pressures on our operations. The non-GAAP metrics of this outlook exclude the net benefit from IEEPA tariff refunds associated with tariffs expensed in 2025. This outlook assumes that US tariff rates will return to approximately 20% in the second half of 2026.

	Updated 2026 Outlook	Previous 2026 Outlook
Sales growth	Up 7% to 8%	Up 7% to 8%
Adjusted operating income *	Up 10% to 12%	Up 8% to 10%
Adjusted operating income as a percentage of sales *	14.9%	14.6%
Effective tax rate (GAAP)	24%	24%
Adjusted EPS *	$2.94 to $3.00 Up 19% to 21%	$2.83 to $2.89 Up 14% to 17%
Diluted weighted average shares outstanding *	75.4 million	76.6 million
Capital expenditures	$60 to $70 million	$60 to $70 million
Free cash flow	$200 million to $225 million	$200 million to $225 million
* Updated from outlook provided in previous quarter.

YETI Investor Day 2026
YETI will host an Investor Day on Thursday, September 17, 2026, in Austin, Texas. The event will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The Investor Day will include presentations from YETI’s leadership team, including a discussion of our long-term strategic plan.

A live webcast will be available in the investor relations section of YETI’s website, investors.yeti.com. A replay of the event and presentation materials will be available on the website following the event.

Conference Call Details
A conference call to discuss the second quarter of 2026 financial results is scheduled for today, August 13, 2026, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investors.yeti.com. A replay will be available through August 27, 2026 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 11144477.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.
YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made regarding future expectations relating to inflationary pressures, anticipated tariff refunds, tariff rates, innovation, supply chain, global expansion initiatives, share repurchase plans, future financial performance, capital expenditures, and our expectations for opportunity, growth, and investments, including those set forth in the quotes from YETI’s President and CEO, and the 2026 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) adverse changes in international trade policies, tariffs and treaties, including increases in tariff rates and the imposition of additional tariffs; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) risks associated with our direct-to-consumer channel; (xv) substantial fixed costs related to operating retail stores; (xvi) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xvii) the integration and use of artificial intelligence; (xviii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xix) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and (xx) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 3, 2026, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Arvind Bhatia, CFA
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net sales	$483,868	$445,892	$864,282	$797,020
Cost of goods sold	161,344	188,323	331,547	337,729
Gross profit	322,524	257,569	532,735	459,291
Selling, general, and administrative expenses	229,006	195,545	426,779	375,596
Operating income	93,518	62,024	105,956	83,695
Interest income, net	1,617	295	500	603
Other (expense) income, net	(889)	5,773	90	7,149
Income before income taxes	94,246	68,092	106,546	91,447
Income tax expense	(22,929)	(16,941)	(25,378)	(23,687)
Net income	$71,317	$51,151	$81,168	$67,760

Net income per share
Basic	$0.95	$0.62	$1.08	$0.82
Diluted	$0.94	$0.61	$1.06	$0.81

Weighted-average shares outstanding
Basic	74,685	82,732	75,002	82,665
Diluted	75,782	83,463	76,265	83,503

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	July 4, 2026	January 3, 2026	June 28, 2025
ASSETS
Current assets
Cash	$59,823	$188,342	$269,673
Accounts receivable, net	174,782	141,424	163,595
Inventory	359,120	290,611	342,131
Prepaid expenses and other current assets	123,301	39,949	52,771
Total current assets	717,026	660,326	828,170
Property and equipment, net	150,073	142,105	138,224
Operating lease right-of-use assets	126,341	131,531	84,732
Goodwill	72,308	72,308	72,308
Intangible assets, net	226,070	219,791	176,165
Other assets	9,901	9,357	3,445
Total assets	$1,301,719	$1,235,418	$1,303,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$209,824	$140,214	$152,290
Accrued expenses and other current liabilities	139,540	135,353	116,803
Taxes payable	23,515	15,897	18,584
Accrued payroll and related costs	16,876	22,659	13,900
Current operating lease liabilities	15,491	15,044	21,054
Current maturities of long-term debt	4,348	5,172	6,331
Total current liabilities	409,594	334,339	328,962
Long-term debt, net of current portion	96,443	68,301	70,143
Operating lease liabilities, non-current	136,752	139,945	79,455
Other liabilities	49,426	42,557	21,752
Total liabilities	692,215	585,142	500,312

Stockholders’ Equity
Common stock	907	900	897
Treasury stock, at cost	(733,245)	(602,268)	(324,824)
Additional paid-in capital	480,283	471,770	445,671
Retained earnings	860,680	779,512	681,885
Accumulated other comprehensive income (loss)	879	362	(897)
Total stockholders’ equity	609,504	650,276	802,732
Total liabilities and stockholders’ equity	$1,301,719	$1,235,418	$1,303,044

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Six Months Ended
	July 4, 2026	June 28, 2025
Cash Flows from Operating Activities:
Net income	$81,168	$67,760
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	28,343	26,297
Amortization of deferred financing fees	317	321
Stock-based compensation	18,308	21,317
Deferred income taxes	5,225	6,968
Impairment of long-lived assets	973	—
Product recalls	3,262	—
Other	2,651	(7,292)
Changes in operating assets and liabilities:
Accounts receivable	(33,383)	(40,769)
Inventory	(68,008)	(28,864)
Other current assets	(83,354)	(11,506)
Accounts payable and accrued expenses	61,057	(35,560)
Taxes payable	9,650	(18,572)
Other	3,592	799
Net cash provided by (used in) operating activities	29,801	(19,101)
Cash Flows from Investing Activities:
Purchases of property and equipment	(25,479)	(19,943)
Additions of intangibles, net	(14,474)	(11,143)
Net cash used in investing activities	(39,953)	(31,086)
Cash Flows from Financing Activities:
Repayments of long-term debt	(2,109)	(2,109)
Taxes paid in connection with employee stock transactions	(10,006)	(1,563)
Proceeds from employee stock transactions	218	—
Payments of finance lease obligations	(1,268)	(12,150)
Borrowings under revolving credit facility	75,000	—
Repayments under revolving credit facility	(45,000)	—
Repurchases of common stock	(130,047)	(22,984)
Excise tax paid on repurchases of common stock	(2,899)	(1,562)
Net cash used in financing activities	(116,111)	(40,368)
Effect of exchange rate changes on cash	(2,256)	1,433
Net decrease in cash	(128,519)	(89,122)
Cash, beginning of period	188,342	358,795
Cash, end of period	$59,823	$269,673

YETI HOLDINGS, INC.
Supplemental Financial Information
Disaggregated Net Sales
(Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net Sales by Channel
Wholesale	$217,995	$197,296	$401,590	$352,208
Direct-to-consumer	265,873	248,596	462,692	444,812
Total net sales	$483,868	$445,892	$864,282	$797,020

Net Sale by Category
Coolers & Equipment	$232,404	$200,572	$388,505	$340,789
Drinkware	241,384	236,438	458,289	442,039
Other	10,080	8,882	17,488	14,192
Total net sales	$483,868	$445,892	$864,282	$797,020

Net Sales by Geographic Region
United States	$390,965	$367,772	$684,051	$639,047
International	92,903	78,120	180,231	157,973
Total net sales	$483,868	$445,892	$864,282	$797,020

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Gross profit	$322,524	$257,569	$532,735	$459,291
IEEPA tariff refunds(1)	(34,433)	—	(34,433)	—
Transition costs(2)	—	—	—	(395)
Adjusted gross profit	$288,091	$257,569	$498,302	$458,896

Selling, general, and administrative expenses	$229,006	$195,545	$426,779	$375,596
Non-cash stock-based compensation expense	(8,907)	(11,173)	(18,308)	(21,317)
Long-lived asset impairment	—	—	(973)	—
Organizational realignment costs(3)	—	—	(764)	(994)
Stockholder matters(4)	(74)	—	(1,774)	(2,760)
Executive transition costs(5)	—	—	(599)	—
Technology transformation costs(6)	(174)	—	(932)	—
Adjusted selling, general, and administrative expenses	$219,851	$184,372	$403,429	$350,525

Net sales	$483,868	$445,892	$864,282	$797,020

Gross margin	66.7%	57.8%	61.6%	57.6%
Adjusted gross margin	59.5%	57.8%	57.7%	57.6%
SG&A expenses as a % of net sales	47.3%	43.9%	49.4%	47.1%
Adjusted SG&A expenses as a % of net sales	45.4%	41.3%	46.7%	44.0%
_________________________
(1)During the second quarter of 2026, we concluded that recovery of tariffs under the International Emergency Economic Powers Act (“IEEPA”) was probable. The total net benefit of the IEEPA tariff refund was $45.6 million for the second quarter of 2026, consisting of a $42.6 million net benefit recognized as a reduction of cost of goods sold and $2.9 million of interest income. Of this amount, our non-GAAP results exclude $34.4 million related to the 2025 net tariff impact and $2.9 million of interest income.
(2)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(5)Represents severance costs related to the departure of our former Chief Financial Officer.
(6)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Operating income	$93,518	$62,024	$105,956	$83,695
Adjustments:
Non-cash stock-based compensation expense(1)	8,907	11,173	18,308	21,317
Long-lived asset impairment(1)	—	—	973	—
Organizational realignment costs(1)(2)	—	—	764	994
Transition costs(3)	—	—	—	(395)
Stockholder matters(1)(4)	74	—	1,774	2,760
Executive transition costs(1)(5)	—	—	599	—
Technology transformation costs(1)(6)	174	—	932	—
IEEPA tariff refunds(7)	(34,433)	—	(34,433)	—
Adjusted operating income	$68,240	$73,197	$94,873	$108,371

Net income	$71,317	$51,151	$81,168	$67,760
Adjustments:
Non-cash stock-based compensation expense(1)	8,907	11,173	18,308	21,317
Long-lived asset impairment(1)	—	—	973	—
Organizational realignment costs(1)(2)	—	—	764	994
Transition costs(3)	—	—	—	(395)
Stockholder matters(1)(4)	74	—	1,774	2,760
Executive transition costs(1)(5)	—	—	599	—
Technology transformation costs(1)(6)	174	—	932	—
IEEPA tariff refunds(7)	(37,371)	—	(37,371)	—
Other income (expense), net(8)	889	(5,773)	(90)	(7,149)
Tax impact of adjusting items(9)	6,695	(1,323)	3,457	(4,294)
Adjusted net income	$50,685	$55,228	$70,514	$80,993

Net sales	$483,868	$445,892	$864,282	$797,020

Operating income as a % of net sales	19.3%	13.9%	12.3%	10.5%
Adjusted operating income as a % of net sales	14.1%	16.4%	11.0%	13.6%

Net income as a % of net sales	14.7%	11.5%	9.4%	8.5%
Adjusted net income as a % of net sales	10.5%	12.4%	8.2%	10.2%

Net income per diluted share	$0.94	$0.61	$1.06	$0.81
Adjusted net income per diluted share	$0.67	$0.66	$0.92	$0.97

Weighted average shares outstanding used to compute adjusted net income per diluted share	75,782	83,463	76,265	83,503
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(5)Represents severance costs related to the departure of our former Chief Financial Officer.

(6)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.
(7)During the second quarter of 2026, we concluded that recovery of tariffs under the International Emergency Economic Powers Act (“IEEPA”) was probable. The total net benefit of the IEEPA tariff refund was $45.6 million for the second quarter of 2026, consisting of a $42.6 million net benefit recognized as a reduction of cost of goods sold and $2.9 million of interest income. Of this amount, our non-GAAP results exclude $34.4 million related to the 2025 net tariff impact and $2.9 million of interest income.
(8)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(9)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and six months ended July 4, 2026 and June 28, 2025.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Six Months Ended
	July 4, 2026	June 28, 2025
Net cash provided by (used in) operating activities	$29,801	$(19,101)
Less: Purchases of property and equipment	(25,479)	(19,943)
Free cash flow	$4,322	$(39,044)